CONSULTING AGREEMENT


       THIS CONSULTING AGREEMENT (this "Agreement"), dated as of February 24, 1997, is between ELECTRONIC FAB TECHNOLOGY CORP., a Colorado corporation ("Parent"), ____________, an Oregon corporation ("Vendor") and _______ Hewitson ("Initial Consultant").

                             RECITAL

       Parent, Current Merger Corp., an Oregon corporation, and Current Electronics, Inc., an Oregon corporation, have entered into the Agreement and Plan of Merger, dated January 15, 1997, pursuant to which Current Electronics, Inc. was merged with and into Current Merger Corp. This Agreement is executed and delivered pursuant to Article VIII of that agreement and sets forth the terms on which Parent engages Vendor to provide the services of Consultant.


                            AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

    A. Definitions. The following terms shall have the following meanings as used in this Agreement:

            "Company" means Parent, its successors and assigns, and any of its present or future subsidiaries, and persons controlled by, controlling or under common control with it.

            "Consultant" means the person approved by Parent that has been assigned by Vendor to perform the services hereunder.

            "Vendor" has the meaning set forth in the opening statement to this Agreement.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder.

            "Expiration Date" has the meaning set forth in Section 5.

            "Parent" has the meaning set forth in the opening statement to this Agreement.

            "Participate In" means directly or indirectly, for his own benefit or for, with or through any other person or entity, own, manage, operate, control, lend money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his name in.

            "Proprietary Information" means information disclosed to or known or developed by Vendor or Consultant about the Company's plans, strategies, prospects, products, processes and services, including information and materials relating to the Company's products, manufacturing procedures and techniques and information relating to the Company's research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising and selling, but excluding information that Vendor or Consultant establishes, by competent proof, (i) was known, other than under an obligation of confidentiality or binder of secrecy, to Vendor or Consultant prior to the engagement of Vendor by the Company to provide the services of Consultant or as a result of Consultant's employment by Current Electronics, Inc. or Current Electronics (Washington), Inc.; (ii) has passed into the public domain prior to or after its development by or for the Company other than through acts or omissions attributable to Vendor or Consultant; or (iii) was subsequently obtained other than under an obligation of confidentiality or binder of secrecy from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

    A.                Representations and Warranties of Vendor.

            (a) Vendor is a corporation duly organized and validly existing under the laws of its state of incorporation, has full corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to do so would have a material adverse effect on Vendor. Vendor is not in violation of any of the provisions of its articles of incorporation or bylaws or equivalent organizational documents.

            (b) Vendor has the full corporate power and authority to enter into this Agreement and take all actions contemplated hereby. The execution and delivery of this Agreement and all actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Vendor. This Agreement has been duly executed and delivered by Vendor and constitutes the valid and binding obligation of Vendor enforceable against Vendor in accordance with its terms. The execution and delivery of this Agreement by Vendor does not, and the actions contemplated hereby will not, conflict with or violate any provision of the articles of incorporation or bylaws of the Vendor.

    A. Engagement; Duties. The Company and Vendor hereby agree that Vendor will provide the services of Consultant who will faithfully and to the best of his ability perform such services and duties for the Company as the Chief Executive Officer of the Company reasonably may request. For the Initial Consultant, Consultant's services and duties for which compensation is to be paid to the Vendor under Section 4 will not include services deemed by the Company to be part of his participation or services as a member of the Company's board of directors. Consultant will devote sufficient working time, attention and energies to the business of the Company necessary to perform the services to be provided hereunder, but in any event not in excess of 80% of the equivalent of being engaged on a full time basis. Neither Vendor nor Consultant will at any time discredit the Company or any of its products and services. Vendor and Consultant acknowledge that Vendor has been engaged by the Company as an independent contractor and that, as such, Vendor will be responsible for making appropriate filings and payments to the Internal Revenue Service and state taxing authorities. Except for involvement in personal investments, provided such involvement does not require any significant personal services, Vendor will cause Consultant not to engage, and Consultant agrees not to engage, in any other business activity or activities that require significant personal services by Consultant or that, in the judgment of the Company, may conflict with the proper performance of Vendor's duties hereunder and Vendor agrees to require Consultant to similarly limit his or her activities.

    A.                Compensation; Benefits; Expenses.

            (a) As compensation for Consultant's services hereunder, the Company will pay Vendor $159,300 per year (prorated for partial years) for each year during the term of this Agreement, payable monthly in arrears or as the parties hereto may otherwise agree.

            (b) The Company will reimburse Vendor for the reasonable out-of-pocket expenses incurred by Consultant at the request of the Company in the performance of his duties hereunder and such other expenses as may be approved by the Company, in each case upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

    A. Term. This Agreement shall be effective on the date hereof and, unless earlier terminated in accordance with Section 6, shall expire five years from the date hereof (the "Expiration Date").
    If this Agreement terminates or expires, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto, except as otherwise provided herein and except the provisions of this Section 5 and Sections 7, 8, 9 and 10 will remain in full force and effect and survive any termination or expiration of this Agreement.

    A.                Termination.

            (a) If the Initial Consultant or any successor Consultant dies and a replacement Consultant acceptable to Parent is not appointed promptly, the Company will pay Vendor the compensation that would otherwise have been payable to him for the month in which the Consultant's death occurs, and this Agreement will be deemed terminated on the last day of such month.

            (b) If the Initial Consultant or any successor Consultant is prevented from performing his duties by reason of illness or incapacity for the period set forth in Schedule A and a replacement Consultant acceptable to Parent is not appointed promptly, the Company may suspend the payment of compensation to Vendor during the period Consultant is so prevented from performing his duties and may terminate this Agreement if his condition is determined to be permanent.

            (c) The Company may terminate this Agreement at any time, with cause, by giving written notice of termination to Vendor, with a copy of such notice to Consultant. For purposes of this Agreement, "cause" means any one or more of the following: (i) gross negligence or willful misconduct that is materially injurious to the Company; (ii) conduct on the part of Consultant or Vendor that would constitute a felony or other crime of moral turpitude where committed; (iii) material failure by Consultant to perform assigned services and duties under this Agreement, which failure continues for at least 30 days after notice in writing thereof is given by the Company; or (iv) breach or threatened breach by Consultant or Vendor of any provision of Section 7 or 8.

       (d) (i) The Company may terminate this Agreement at any time, without cause, by giving written notice of termination to Vendor and Consultant. In connection with any termination by the Company pursuant to this Section 6(d), except as set forth below in clauses (ii) of this Section 6(d), the Company will not be obligated to pay any amount to Vendor other than the amounts specified in Section 4(a) that have accrued through the date of termination. The Company will make a termination payment to Vendor in connection with a termination under this Section 6(d) if and only if the conditions set forth below in Section 6(d)(ii) are satisfied, in which event the amount of termination payments will be determined pursuant to Section 6(d)(ii).

            (ii) In order to receive termination payments under this Section 6(d), Vendor and Consultant must sign releases, in form and substance reasonably satisfactory to the Company, fully releasing the Company (and its officers, directors, shareholders, employees and agents) from any claim or cause of action that Vendor or Consultant may have against the Company or such other persons relating in any way to this Agreement or the consulting relationship of Vendor and Consultant with the Company, through the date of such releases. If applicable, the releases will be signed at such times as are reasonably requested by the Company in order for the releases to be fully effective under state and federal age discrimination laws and other laws that may impose similar requirements, and, except to the extent that Consultant may exercise his rights as a shareholder of the Company or Consultant's obligations as a director of the Company may otherwise require, will prohibit Consultant and Vendor from making any communications or taking other acts that may injure the business, goodwill or reputation of the Company or its officers, directors, shareholders, employees or agents. The Company will then begin making termination payments at such time as any revocation period set forth in the release will have expired. The amount of the termination payments payable under this Section 6(d) will equal the amounts that Vendor would have received had this Agreement remained in effect through the Expiration Date. Any payments pursuant to this Section 6(d) will be paid in equal monthly installments through the Expiration Date.

            Non-Disclosure of Information.

            (a) Except as specifically permitted by the Company in writing and as is required for Consultant to perform his services and duties hereunder, Vendor and Consultant will not, during or prior to two years after the term of this Agreement, disclose any Proprietary Information to any person or entity for any purpose or use or permit the use of any Proprietary Information. In addition, Vendor and Consultant will not, during and for two years after the termination or expiration hereof, undertake on behalf of any other person or entity any commercial project, employment or consultancy that would result in use or disclosure of Proprietary Information or that would appear to involve such use or disclosure unless the Company shall have consented in writing to such undertaking, employment or consultancy. The Company may require that Vendor and Consultant and any person or entity proposing to engage Vendor or Consultant in such a capacity provide appropriate written assurances regarding the avoidance of any such conflict.

            (b) Upon the termination or expiration of this Agreement, Vendor and Consultant will deliver to the Company all notes, letters, prints, drawings, records, forms, contracts, studies, reports, appraisals, financial data, lists of names or other customer data, and any other articles or papers, computer tapes and materials that have come into their possession by reason of Vendor's engagement by the Company to provide the services of Consultant or Consultant's prior employment by the Company's subsidiaries, whether or not prepared by him, and Vendor and Consultant will not retain memoranda or copies of any of those items.

            (c) Vendor and Consultant acknowledges that Proprietary Information of the Company is unique and a valuable asset of the Company, the loss or unauthorized disclosure or use of which would cause the Company irreparable harm.

    A.                Covenants Not to Compete or Interfere.

            (a) In view of the unique and valuable services of Consultant which Vendor has been engaged by the Company to provide to the Company and Consultant's and Vendor's current and future knowledge of the Company's Proprietary Information, Vendor and Consultant will not, (i) during the term hereof and (ii) for two years after the termination or expiration hereof (or, if this Agreement is terminated under Section 6(d) and Vendor receives termination payments, during the period such payments are received), Participate In the electronic contract manufacturing business and any other business in which the Company is engaged, or has taken material steps to be engaged, at the time of such termination or expiration. Notwithstanding the foregoing, Vendor or Consultant will not be deemed to Participate In a business merely because Vendor or Consultant owns less than 5% of the outstanding stock of a corporation (measured in voting power or equity), if, at the time of its acquisition by Vendor or Consultant, such stock is listed on a national securities exchange or is reported on the Nasdaq National Market.

            (b) During the period specified in Section 8(a) and in no event less than two years after any termination or expiration of this Agreement, Vendor and Consultant will not (i) directly or indirectly cause or attempt to cause any employee of the Company to leave the employ of the Company; (ii) in any way interfere with the relationship between the Company and any of its employees, customers or suppliers;
    (iii) directly or indirectly hire any employee of the Company to work for any entity of which Consultant is an officer, director, employee, consultant, independent contractor or owner of an equity or other financial interest; or (iv) interfere or attempt to interfere with any transaction in which the Company was involved during the term of this Agreement.

            (c) If any restriction contained in this Section 8 is deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction by reason of its duration, geographical scope or otherwise, then such provision will be deemed reduced in extent, duration, geographical scope or otherwise by the minimum reduction necessary to cause the restriction to be enforceable.

            Injunctive Relief. Vendor and Consultant acknowledge that the breach or threatened breach by Vendor or Consultant of any of the provisions of Section 7 or 8 would cause the Company irreparable harm. Upon the breach or threatened breach of any of the provisions of Section 7 or 8, the Company will be entitled to an injunction, without bond, restraining Vendor or Consultant from committing such breach. This right shall not be construed to limit the Company's ability to obtain any other remedies available to it for such breach or threatened breach, including the recovery of damages.

            General Provisions.

            (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

            (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to the principles of conflicts of law thereof). Except as otherwise provided herein, in the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Except as otherwise provided herein, the parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

            (c) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties hereto at the following address or at such other address for a party hereto as shall be specified by notice hereunder:



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               (i)  if to the Company, to:

                      Electronic Fab Technology Corp.
                      7241 West 4th Street
                      Greeley, Colorado 80634
                      Attention:  Stuart W. Fuhlendorf
                      Facsimile No.:  (303) 892-4306

                      with a copy to:

                      Holme Roberts & Owen LLP
                      1700 Lincoln, Suite 4100
                      Denver, Colorado 80203
                      Attention:  Francis R. Wheeler
                      Facsimile No.:  (303) 866 0200

                 (ii) If to Vendor:





                 (iii)     If to Consultant:





            (d) Except as otherwise provided herein, no party hereto may assign its rights or delegate its obligations under this Agreement. The Company may assign its rights and delegate its obligations under this Agreement to any affiliate of the Company or to any person or entity that acquires all or substantially all of the business of the Company whether through merger, purchase of assets, purchase of stock or otherwise. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, and permitted successors and assigns.

            (e) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof

            (f) This Agreement may be amended or modified in writing by the parties hereto.

            (g) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

            (h) The parties hereto acknowledge that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            (i) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

            (j) In the event of any proceeding to enforce this Agreement, the prevailing party shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal.

            (k) Any successor Consultant to the Initial Consultant shall execute a copy of this Agreement agreeing to be bound by the terms hereof.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Consultant's Agreement as of the date first written above.

                                Parent:

                                ELECTRONIC FAB TECHNOLOGY CORP.



                                By:  _______________________________


                                Vendor:

                                [NAME]



                                By:  ______________________________


                                Initial Consultant:



                                _____________________________________
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